Exhibit 10.25

FIRST AMENDMENT TO

THE DUN & BRADSTREET CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

THIS FIRST AMENDMENT to The Dun & Bradstreet Corporation Non-Employee Directors’ Deferred Compensation Plan (As Amended and Restated Effective January 1, 2009) (the “Plan”) is effective on the date on which it is executed as specified below (the “Effective Date”).

WITNESSETH:

WHEREAS, The Dun & Bradstreet Corporation (the “Corporation”) sponsors the Plan and the Corporation has delegated authority to the Compensation & Benefits Committee of the Board of Directors of the Corporation (the “Committee”) to amend the Plan; and

WHEREAS, it is deemed desirable to amend the Plan as set forth herein.

NOW, THEREFORE, it is hereby resolved that Section 6 of the Plan be, and it hereby is, amended by deleting the section in its entirety and replacing it with the following:

6. (a) Except as provided by subsection (b) below, benefits payable under the Plan and the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. The Plan and the Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

(b) Notwithstanding subsection (a) above, the Plan shall comply with the terms of a domestic relations order that the Committee has approved pursuant to the domestic relations order procedures maintained by the Committee for this purpose (the “DRO Procedures”). If a party submits a domestic relations order to the Committee for approval under the Plan, the Committee shall determine whether or not the domestic relations order meets the requirements for approval specified by the DRO Procedures. If the Committee determines that the domestic relations order meets the requirements for approval specified by the DRO Procedures, the Committee shall approve and comply with the terms of the domestic relations order. Any payment of a Non-Employee Director’s Plan benefits to a party other than the Non-Employee Director pursuant to the terms of an approved domestic relations order shall be charged against and reduce the Non-Employee Director’s benefits under the Plan; all determinations of benefits under the Plan shall be made with this principle in mind such that there is no duplication of benefits. Neither the Plan, the Company, any subsidiary of the Company, the Board, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Non-Employee Director, for complying with the terms of an approved domestic relations order.

IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by the Plan Benefits Committee of the Corporation this 4th day of April, 2011.

/s/ Asad Husain	/s/ Chester Verceglio
Asad Husain	Chester Verceglio

/s/ Louis Sapirman	/s/ Kathv Guinnessey
Louis Sapirman	Kathy Guinnessey